CONFIDENTIAL

Exhibit 99.1

Dun & Bradstreet Enters Into a Definitive Agreement to Be Acquired by

Investor Group Led by CC Capital, Cannae Holdings and Thomas H. Lee Partners

Dun & Bradstreet Shareholders to Receive $145.00 per Share in Cash

Transaction Valued at $6.9 Billion

SHORT HILLS, N.J. – August 8, 2018 – Dun & Bradstreet (NYSE:DNB) (the “Company”), the global leader in commercial data, analytics and insights for businesses, today announced that it has entered into a definitive merger agreement to be acquired by an investor group (the “Investor Group”) led by CC Capital, Cannae Holdings and funds affiliated with Thomas H. Lee Partners, L.P. (“THL”), along with a group of other distinguished investors.

Under the terms of the agreement, which has been unanimously approved by Dun & Bradstreet’s Board of Directors, Dun & Bradstreet shareholders will receive $145.00 in cash for each share of common stock they own, in a transaction valued at $6.9 billion including the assumption of $1.5 billion of Dun & Bradstreet’s net debt and net pension obligations.

The purchase price represents a premium of approximately 30% over Dun & Bradstreet’s closing share price of $111.63 on February 12, 2018, the last day of trading prior to Dun & Bradstreet’s announcement of a strategic review and an indication of its willingness to consider all options for value creation.

Thomas J. Manning will lead the Company as Chief Executive Officer through the closing of the transaction. James N. Fernandez, a director of the Company since 2004 and Lead Director since February 2018, will serve as Chairman of the Board through the closing of the transaction.

“Today’s announcement is the culmination of a thoughtful and comprehensive review of the value creation opportunities available to the Company as part of a full portfolio and business assessment and exploration of strategic alternatives with multiple financial sponsors. As a result of this process, the Dun & Bradstreet Board of Directors unanimously determined that this all-cash transaction with the Investor Group is in the best interest of our shareholders and our Company,” said Mr. Manning.

Chinh Chu, Senior Managing Director and Founder of CC Capital, stated, “Dun & Bradstreet is a high-quality business with a 177-year history of serving its global customer base. We look forward to working with our partners and Dun & Bradstreet’s talented team to unlock the immense potential within this venerable company.”

William P. Foley II, Chairman of Cannae Holdings, said, “In an increasingly data-driven world, Dun & Bradstreet’s insight-driven business model and interconnectivity across industries has positioned the Company for continued success. We are excited to grow the Company, increase operating efficiencies and improve the Dun & Bradstreet customer experience by providing enhanced business solutions.”

Thomas Hagerty, a Managing Director at THL added, “We are honored to partner with an established leader in the commercial data and insight industry with a long history of excellence in helping customers and partners around the globe. As a private company, Dun & Bradstreet will be well positioned to reinvigorate growth and create increased value for all stakeholders.”

The transaction will be financed through a combination of committed equity financing provided by the Investor Group, as well as debt financing that has been committed to by BofA Merrill Lynch, Citigroup, and RBC Capital Markets.

The merger agreement provides for a “go-shop” period, during which Dun & Bradstreet – with the assistance of J.P. Morgan – will actively solicit, evaluate and potentially enter into negotiations with and provide due diligence access to parties that offer alternative proposals. The go-shop period is 45 days. Dun & Bradstreet will have the right to terminate the merger agreement to enter into a superior proposal subject to the conditions and procedures specified in the merger agreement, which Dun & Bradstreet will

CONFIDENTIAL

be filing presently on Form 8-K. There can be no assurance this process will result in a superior proposal. Dun & Bradstreet does not intend to disclose developments about this process unless and until its Board of Directors has made a decision with respect to any potential superior proposal.

The transaction is expected to close within six months, subject to Dun & Bradstreet shareholder approval, regulatory clearances and other customary closing conditions. The Dun & Bradstreet Board is unanimously recommending that shareholders vote to adopt the merger agreement at an upcoming special meeting of the shareholders.

Upon the completion of the transaction, Dun & Bradstreet will become a privately held company and shares of Dun & Bradstreet common stock will no longer be listed on any public market.

J.P. Morgan is serving as financial advisor to Dun & Bradstreet, and Cleary Gottlieb Steen & Hamilton LLP is serving as legal counsel.

Financial advisors to the buyer include BofA Merrill Lynch, Citigroup, and RBC Capital Markets. Citigroup is acting as sole equity private placement agent to the buyer. Kirkland & Ellis LLP is acting as legal advisor to the buyer.

Second Quarter 2018 Teleconference Update

Dun & Bradstreet will also announce today its second quarter 2018 results, which will be available on the “Investor Relations” section of the Dun & Bradstreet website at www.dnb.com. In light of the announced transaction, the earnings conference call scheduled for August 9, 2018 at 8 a.m. ET will no longer take place.

About Dun & Bradstreet

Dun & Bradstreet helps companies around the world improve their business performance. The global leader in commercial data and analytics, we glean insight from data to enable our customers to connect with the prospects, suppliers, clients and partners that matter most. Since 1841, companies of every size rely on Dun & Bradstreet to help them manage risk and reveal opportunity.

About CC Capital

CC Capital is a private investment firm founded in 2016 by Chinh Chu, with a focus on investing in and operating high-quality companies for the long term. Prior to founding CC Capital, Mr. Chu had a successful 25-year career at Blackstone and played an instrumental role in building its Private Equity business. Over the course of his career at Blackstone, Mr. Chu led several industry verticals for the Private Equity group, including financial services, technology, chemicals, and healthcare products. He served as co-chairman of the firm’s Private Equity Investment Committee and served on the firm’s Executive Committee. More information about CC Capital can be found at www.cc.capital.

About Cannae Holdings, Inc.

Cannae is a diversified holding company with over $1 billion in book value in assets and boasts a strong track record of investing in a diverse range of assets. Cannae holds majority and minority equity investment stakes in a number of entities, including Ceridian Holdings, LLC, American Blue Ribbon Holdings, LLC and T-System Holding LLC. Principals at Cannae have successfully acquired over 100 companies with aggregate consideration in excess of $30 billion for Fidelity National Financial. Inc., Cannae and related companies over the last 20 years. More information about Cannae can be found at www.cannaeholdings.com.

CONFIDENTIAL

About Thomas H. Lee Partners, L.P.

Thomas H. Lee Partners, L.P. is a premier private equity firm investing in growth companies, headquartered in North America, exclusively in four industry sectors: Business & Financial Services, Consumer & Retail, Healthcare, and Media, Information Services & Technology. Using the firm’s deep domain expertise and the internal operating capabilities of its Strategic Resource Group, THL seeks to create deal sourcing advantages, and to accelerate growth and improve operations in its portfolio companies in partnership with management teams. Since its founding in 1974, THL has raised over $22 billion of equity capital, acquired over 140 portfolio companies and completed over 360 add-on acquisitions which collectively represent a combined enterprise value at the time of acquisition of over $200 billion.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are often identified by words such as “anticipate,” “approximate,” “believe,” “commit,” “continue,” “could,” “estimate,” “expect,” “future,” “goal,” “guidance,” “hope,” “intend,” “may,” “outlook,” “plan,” “project,” “potential,” “should,” “would,” “will,” and other similar words or expressions.

Such forward-looking statements are inherently uncertain, and stockholders and other potential investors must recognize that actual results may differ materially from the Company’s expectations as a result of a variety of factors. Such forward-looking statements are based upon management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which the Company is unable to predict or control, that may cause the Company’s actual results, performance, or plans to differ materially from any future results, performance or plans expressed or implied by such forward-looking statements. Risks and uncertainties related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement; the failure of the parties to satisfy conditions to completion of the proposed Transaction, including the failure of the Company’s stockholders to approve the proposed Transaction or the failure of the parties to obtain required regulatory approvals; the risk that regulatory or other approvals are delayed or are subject to terms and conditions that are not anticipated; reliance on third parties to support critical components of the Company’s business model; the Company’s ability to protect its information technology infrastructure against cyber attack and unauthorized access; risks associated with potential violations of the Foreign Corrupt Practices Act and similar laws; customer demand for the Company’s products; risks associated with recent changes in the Company’s executive management team and Board of Directors; the integrity and security of the Company’s global databases and data centers; the Company’s ability to maintain the integrity of its brand and reputation; the Company’s ability to renew large contracts and the related revenue recognition and timing thereof; the impact of macroeconomic challenges on the Company’s customers and vendors; future laws or regulations with respect to the collection, compilation, storage, use, cross-border transfer, publication and/or sale of information and adverse publicity or litigation concerning the commercial use of such information; the Company’s ability to acquire and successfully integrate other businesses, products and technologies; adherence by third-party members of Dun & Bradstreet Worldwide Network, or other third parties who license and sell under the Dun & Bradstreet name, to the Company’s quality standards and to the renewal of their agreements with Dun & Bradstreet; the effects of foreign and evolving economies, exchange rate fluctuations, legislative or regulatory requirements and the implementation or modification of fees or taxes to collect, compile, store, use, transfer cross-border, publish and/or sell data; the impact of the announcement of, or failure to complete, the proposed Transaction on our relationships with employees, customers, suppliers, vendors and other business partners; and potential or actual litigation. In addition, these statements involve risks, uncertainties, and other factors detailed from time to time in the Company’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed or furnished with the Securities and Exchange Commission (the “SEC”).

Many of these factors are beyond the Company’s control. The Company cautions investors that any forward-looking statements made by the Company are not guarantees of future performance. The Company disclaims any obligation to update any such factors or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments.

CONFIDENTIAL

Additional Information and Where to Find It

The Company will file with the SEC and mail to its stockholders a proxy statement in connection with the proposed Transaction. We urge investors and security holders to read the proxy statement when it becomes available because it will contain important information regarding the proposed Transaction. You may obtain a free copy of the proxy statement (when available) and other related documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You also may obtain the proxy statement (when it is available) and other documents filed by the Company with the SEC relating to the proposed Transaction for free by accessing the Company’s website at www.dnb.com by clicking on the link for “Investor Relations”, then clicking on the link for “Financial Information” and selecting “Annual Reports and Proxies.”

Participants in the Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the proposed Transaction. Information regarding the interests of these directors and executive officers in the proposed Transaction will be included in the proxy statement when it is filed with the SEC. You may find additional information about the Company’s directors and executive officers in the Company’s proxy statement for its 2018 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2018. You can obtain free copies of these documents from the Company using the contact information above.

Dun & Bradstreet

Media

Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

Matthew Sherman / Michael Freitag / Jeffrey Kauth

Or

Dun & Bradstreet

Emile Lee, 973-921-5525

LeeE@DNB.com

Investors/Analysts

Kathy Guinnessey, 973-921-5892

kathy.guinnessey@dnb.com

Investor Group Media Contact

Joele Frank, Wilkinson Brimmer Katcher, 212-355-4449

Jon Keehner / Julie Oakes / Tim Ragones

CC-Capital-JF@joelefrank.com